Filed pursuant to Rule 433

Registration No. 333-291305

Issuer Free Writing Prospectus dated September 9, 2026

Relating to Preliminary Prospectus Supplement dated September 9, 2026

Centrus Energy Corp.

500,000 Shares of Class A Common Stock

Pre-Funded Warrants to Purchase up to 2,005,513 Shares of Class A Common Stock

Common Warrants to Purchase up to 6,992,382 Shares of Class A Common Stock

The information in this pricing term sheet supplements Centrus Energy Corp.’s preliminary prospectus supplement, dated September 9, 2026 (the “Preliminary Prospectus Supplement”), and supersedes the information in the Preliminary Prospectus Supplement to the extent inconsistent with the information in the Preliminary Prospectus Supplement. In all other respects, this pricing term sheet is qualified in its entirety by reference to the Preliminary Prospectus Supplement. Terms used herein but not defined herein shall have the respective meanings as set forth in the Preliminary Prospectus Supplement.

Issuer:	Centrus Energy Corp.
Offering format:	SEC Registered
Ticker / Symbol:	LEU / NYSE
Total transaction size:	Approximately $500 million of aggregate offering price of the Issuer’s Class A common stock, par value $0.10 per share (“Class A Common Stock”), and/or pre-funded warrants (“Pre-Funded Warrants”) and approximately $500 million aggregate exercise price per series of common warrants (“Common Warrants”) (or approximately $2 billion aggregate exercise price for all series of Common Warrants).
Class A Common Stock offered by the Issuer:	500,000 shares of Class A Common Stock
Pre-Funded Warrants offered by the Issuer:	Pre-Funded Warrants to purchase up to 2,005,513 shares of Class A Common Stock. Each Pre-Funded Warrant will have a purchase price of $199.54 per share and will be immediately exercisable from the date of issuance at a nominal exercise price of $0.10 per share until the date that is the 25-year anniversary of the date of issuance.
Common Warrants offered by the Issuer:	The Common Warrants will be issued in four series: Series A, Series B, Series C and Series D. Each series of Common Warrants will initially entitle the holder to purchase up to 2,203,978, 1,836,648, 1,574,270 and 1,377,486 shares of Class A Common Stock, respectively, with each series having an aggregate exercise price of approximately $500 million. The exercise price per share for each series will equal $226.8625, $272.2350, $317.6075 and $362.9800, respectively. Each series will expire in two equal tranches. The Common Warrants will be immediately exercisable from the date of issuance until the expiration date of the applicable tranche, as illustrated in the tables below.

Warrant Series A
Exercise Price:	$226.8625
Initial number of underlying shares of Class A Common Stock:	2,203,978

Expiration:
Tranche 1	September 10, 2028
Tranche 2	November 12, 2028

Warrant Series B
Exercise Price:	$272.2350
Initial number of underlying shares of Class A Common Stock:	1,836,648

Expiration:
Tranche 1	September 10, 2029
Tranche 2	November 12, 2029

Warrant Series C
Exercise Price:	$317.6075
Initial number of underlying shares of Class A Common Stock:	1,574,270

Expiration:
Tranche 1	September 10, 2030
Tranche 2	November 12, 2030

Warrant Series D
Exercise Price:	$362.9800
Initial number of underlying shares of Class A Common Stock:	1,377,486

Expiration:
Tranche 1	September 10, 2031
Tranche 2	November 12, 2031

Public offering price for Class A Common Stock: Public offering price for Pre-Funded Warrant:	$199.64 per share $199.54 per pre-funded warrant
No Separate Consideration for Common Warrants:	Investors purchasing shares of Class A Common Stock or Pre-Funded Warrants will also receive a pro rata allocation of Common Warrants based on the number of shares of Class A Common Stock or Pre-Funded Warrants purchased by that investor. The Common Warrants are being issued as part of the overall offering of Class A Common Stock and Pre-Funded Warrants, and not for any separate additional consideration.
Trade Date:	September 10, 2026
Closing Date:	September 11, 2026
Joint Book-Running Managers:	Guggenheim Securities, LLC Barclays Capital Inc.

The Company has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement, any free writing prospectus, as well as the other documents the Company has filed with the SEC for more complete information about the Company and this offering. You may get these documents, and the prospectus supplement, when available, for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Company, or any underwriter participating in the offering will arrange to send you the prospectus if you request it by contacting: Guggenheim Securities, LLC, Attention: Equity Syndicate Department, 330 Madison Avenue, 8th Floor, New York, NY 10017, by telephone at (212) 518-9544, or by email at GSEquityProspectusDelivery@guggenheimpartners.com or Barclays Capital Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, by email at barclaysprospectus@broadridge.com, or by telephone at (888) 603-5847.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.